EXHIBIT 10.3

MEMOMORANDUM OF AGREEMENT

Norwegian Shipbroker’s Association’s Memorandum of Agreement for sale and purchase of ships adopted by the Baltic and international maritime council (BIMCO) in 1956 Code name SALEFORM 1993
Revised 1966, 1983 and 1986/87

Dated: 21 June 2006

Startfell Shipping Limited hereinafter called the Sellers, have agreed to sell, and Kew Bridge Shipping Limited, guaranteed by MC Shipping Inc.
hereinafter called the Buyers, have agreed to buy
Name: LPG/C Immanuel Kant
Classification Society/Class: GL+100 A5 E with freeboard 4,3 m Type - 2G NLS Liquified Gas Tanker+ MC E AUT INERT RI

Built: By: 1983	By: Papenburg - Germany Os. L. Meyer

Flag: Norway	Place of Registration: Oslo

Call Sign: LALO5	Grt/Nrt: 12,240 / 3,793

~~Register~~ IMO Number: 8111867

hereinafter called the Vessel, on the following terms and conditions:

Definitions

"Banking days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

"Classification Society" or "Class" means the Society referred to in line 4.

1. Purchase Price USD 16,400,000.00 (Sixteen million four hundred thousand) to Owners Including 1% broker commission to Inge Steensland paid by the Sellers.

2. Deposit

As security for the correct fulfillment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within three (3) London banking days from the date of this Agreement has been signed by fax by both parties. This deposit shall be placed with HSBC Trinkaus + Burkhardt, P.O. Box 305405, 20317 Hamburg, Account Number to be nominated
And held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers. Buyers to provide any documentation required by Sellers’ bank in order to open and maintain the joint account.

3. Payment

The said Purchase Price shall be paid in full free of bank charges to  Seller’s nominated bank account with HSBC Trinkaus+Burkhardt, P.O. Box 305405, 20317 Hamburg, Account No: 490 8883 018, IBAN No. DE48 3003 0880 4908 8830 18, SWIFT: TUBDDEHH
on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4. Inspections

a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyershave also inspected the Vessel at/in Khorfakkan Anchorage on 07-08 May 2006
and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within  later than 24 hour after receipt of the reports.~~
~~The Sellers shall provide for inspection of the Vessel at/in~~
~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel's deck and engine log books shall be made available forexamination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement~~, ~~provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~
~~Should notice of acceptance of the Vessel's classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

* 4a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.

5. Notices, time and place of delivery

a) The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with 20,15,10,7,3 , and 1 days notice of the estimated time of arrival at the intended place of ~~drydocking~~/underwater inspection/delivery. When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage at/in within vessel’s trading area, always subject to the Pool’s schedule and commitments, port to be mutually agreed subject to Buyers’ reasonable acceptance. Vessel shall be delivered under inert gas or vapors of last cargo in the Sellers' option.

Expected time of delivery: 15th June - 31st July 2006

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 31st July 2006

c) If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.

If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. ~~Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date~~.

d) Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

6. Drydocking/Divers Inspection

~~a)** The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*~~.

b)** (i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.

(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society's attendance.

(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.

However, if any damage is found to the underwater parts which affects the vessel’s class, but the class surveyor approves the Vessel to trade until the next class scheduled drydocking with the recommendation(s) relating to such damage, then the Sellers shall be liable for costs directly related to the repairs of such damage including the cost of procuring necessary spare part and forwarding charges, if any, based on the average of two quotations obtained from first class repairers, one each by the buyers and the Sellers, and the Buyers shall accept delivery of the Vessel as is with such recommendation(s). The average of the two quotations shall be deducted from the balance of the Purchase Price at the time of delivery. The class surveyor shall be the sole arbitrator as to whether the underwater damages, if any, will impose any recommendation(s). Should the scheduled number of days for the repairs exceed the scheduled number of days for the drydock then the vessel to be on-hire for those additional days.

c) If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above

(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' expense to the satisfaction of the Classification Society without condition/recommendation*.

(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel's class*.

(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the survey or if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.

(iv) the Buyers' representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor.

(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers' or the Classification surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk and expense. In the event that the Buyers' work requires such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock  and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).
* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.
** 6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions,alternative 6 a) to apply.

7. Spares/bunkers, etc. 154

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft~~(s)~~ and/or spare propeller(s)/~~propeller blade(s)~~, if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers' property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers' account. The Sellers are not required to replace spare parts including spare tail-end shaft~~(s~~) and spare propeller(~~s)/propeller blade(s)~~ which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be ~~included in the sale and be~~ taken over by the Buyers ~~without extra payment~~ supported by vouchers.

Prior to delivery Sellers to prepare a list of major spares and stores on board and ashore.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers' flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers' vessel(s), shall be excluded without compensation. Captain's, Officers' and Crew's personal belongings including the slop chest are to be excluded from the sale as well as the following additional items (including items on hire): Gas bottles, videotel library, safety library, entertainment library, GSM phone (sim card), Charterers software, Owners/Managers computer and communication software, Q/A manuals, Q/A documentation, Q/A certificates, correspondence with Maersk, logbooks and report files.

Buyers agree to take over the licenses and pay any licence fees after the sale.

The Buyers shall take over the remaining ~~bunkers and~~ unused lubricating oils in storage tanks and sealed drums and pay Seller’s net contract prices supported by vouchers. Bunkers on board at time of delivery are the property of Charterers. ~~The current net market price (excluding barging~~ expense) ~~at the port and date~~
~~of delivery of the Vessel.~~
Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

8. Documentation
The place of closing: London

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a) Legal Bill of Sale in a form recordable in Bahamas (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b) Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c) Confirmation of Class issued within 72 hours prior to delivery.

d) Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e) Certificate of Deletion of the Vessel from the Vessel's registry or other official evidence of deletion appropriate to the Vessel's registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel's registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4
(four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f) Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.
At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all Plans, manuals etc., as far as available which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers to have the right to take copies. Other technical documentation which may be in the Sellers' possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers to have the right to take copies of same.

9. Encumbrances

The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.

10. Taxes, etc.

Any taxes, fees and expenses in connection with the purchase and registration under the Buyers' flag shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11. Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of inspection, fair wear and tear excepted. However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates valid for ~~3~~ 6 months and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery.
"Inspection" in this Clause 11, shall mean the Buyers' inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers' inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.
* Notes, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12. Name/~~markings~~

Upon delivery the Buyers undertake to change the name of the Vessel and ~~alter funnel markings~~.

13. Buyers' default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.
Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14. Sellers' default

Should the Sellers fail to give Notice of Readiness in accordance with Clause 5 a) or fail to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

15. Buyers' representatives

After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense ~~upon arrival at on or about~~
These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers' representatives shall sign the Sellers' letter of indemnity prior to their embarkation.

Buyers to pay USD 10 per day per person for meals plus actual expenses for communication incurred or slop chest used. Said amount is to be paid at time of delivery together with the purchase price.

16. Arbitration

a)* This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act~~s 1950 and 1979~~ 1996 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party's arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

For disputes of less than USD 50,000 (fifty thousand) the LMAA Small Claims Procedure shall Apply~~.~~

~~b)* This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court.~~
~~The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York~~.

~~c)* Any dispute arising out of this Agreement shall be referred to arbitration at~~, ~~subject to the procedures applicable there~~.
~~The laws of shall govern this Agreement.~~
* 16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.

17.    Charter
Upon delivery to Buyers, the Vessel shall be delivered back into a time charter with Sellers, Messrs Sartfell Shipping Limited ~~Ltd,~~ for 24 months plus upto 90 ~~60~~ days in Sellers’ option at a rate of USD 540,000 per calendar months/pro rata.

18.

The Sellers confirm that to the best of their knowledge the Vessel is not black listed by the Arab Boycott League or any other organization.

19.   Touch bottom

The Sellers confirm that to the best of their knowledge the Vessel has not touched bottom since last Drydock.

20.	Originals

This Memorandum of Agreement has been made out in two Originals, one for the Sellers and one for the Buyers.

Signed by:

The Sellers	The Buyers
Sartfell Shipping Limited	Kew Bridge Shipping Limited